Exhibit 10.4(C)

SUMMARY OF NON-EMPLOYEE DIRECTORS’ CASH COMPENSATION

March 1, 2005

The following is a summary of the cash compensation currently paid to non-employee directors serving on the Board of Directors of Unocal Corporation. Directors’ compensation is subject to change from time to time. The Board Governance Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. Directors’ compensation includes cash and stock-based incentives. Unocal does not have a retirement plan for non-employee directors. Employee directors are not paid additional compensation for their services as directors.

Non-employee directors currently receive the following fees for their services on the Board and reimbursement of expenses:

(1)	annual cash retainers:
•	$48,000 for serving as a director

•	$100,000 additional for serving as Vice Chairman of the Board (this retainer was raised from $48,000 to $100,000 effective January 1, 2005)

•	$6,000 additional for chairing a committee, other than the Audit Committee

•	$15,000 additional for chairing the Audit Committee

(2)	meeting attendance fees:

•	$2,000 for each Board or committee meeting attended in person

•	$1,000 for each Board or committee meeting attended by telephone

(3)	reimbursement of reasonable out-of-pocket expenses related to meetings and other Unocal business

Non-employee directors may also receive additional fees from time to time for site visits or for attending business meetings to which a director is invited as a representative of Unocal. Any such additional fees will be determined on a case-by-case basis.